Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DR PEPPER SNAPPLE GROUP, INC.

Pursuant to Section 242
of the Delaware General Corporation Law

Dr Pepper Snapple Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

First: the name of the corporation is Dr Pepper Snapple Group, Inc.;

Second: the Amended and Restated Certificate of Incorporation ("Restated Certificate") of Dr Pepper Snapple Group, Inc. was filed in the Office of the Secretary of State of the State of Delaware on May 6, 2008 pursuant to Delaware General Corporation Law;

Third: in accordance with Section 242 of the Delaware General Corporation Law, the board of directors of Dr Pepper Snapple Group, Inc. have adopted a resolution approving the amendment set forth in Article Fifth of this Certificate of Amendment, declaring its advisability, and directing that such amendment be considered at the Annual Meeting of the Stockholders held on May 17, 2012 (the "Annual Meeting"), which meeting was noticed and has been held in accordance with Section 222 of Delaware General Corporation Law.

Fourth: at the Annual Meeting, the amendments received the affirmative vote of not less than two-thirds (2/3) of all holders of the outstanding stock entitled to vote thereon, which is the vote required to approve such amendment in accordance with the Restated Certificate.

Fifth: that sections (c), (d) and (g) of the Article NINTH of the Restated Certificate of Dr Pepper Snapple Group, Inc. are hereby amended in their entirety to read as follows:

(c)    Classes of Directors. Until the election of directors at the annual meeting of stockholders to be held after the year ending December 31, 2012 (the "2012 Annual Meeting"), the Board shall be and is divided into three classes: Class I, Class II and Class III. The assignment of directors among classes shall be determined by resolution of the Board.

Dr Pepper Snapple Group, Inc.
Certificate of Amendment to
Amended and Restated Certificate of Incorporation

(d)    Terms of Office. Beginning with any director elected at the 2012 Annual Meeting, each director whose term is expiring shall be elected for a term of one (1) year. Any director who was elected for a three (3) year term prior to the 2012 Annual Meeting (each, a "Continuing Classified Director") shall serve the remaining duration of his or her three-year term. Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal. Upon the expiration of the term of a Continuing Classified Director, each elected successor for such director shall be elected for a one (1) year term. No decrease in the authorized number of directors shall shorten the term of any Continuing Classified Director.

(g)    Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor, subject to the election and qualification of a successor and to such director's earlier death, resignation, retirement or removal.

Sixth: except as amended by this Certificate of Amendment, the Restated Certificate remains in full forth and in effect.

[signature page follows]

Dr Pepper Snapple Group, Inc.
Certificate of Amendment to
Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed and acknowledged by the Executive Vice President and General Counsel of the Corporation to be effective as of the 17th day of May 2012.

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ James L. Baldwin
Name:	James L. Baldwin
Title:	Executive Vice President and General Counsel

Dr Pepper Snapple Group, Inc.
Certificate of Amendment to
Amended and Restated Certificate of Incorporation
3